UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013 (June 10, 2013)

SPRINT NEXTEL CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Sprint Parkway,

Overland Park, Kansas 66251

(Address of principal executive offices, including zip code)

(800) 829-0965

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

SoftBank Merger Agreement Amendment

On June 10, 2013, Sprint Nextel Corporation, a Kansas corporation (the “Company”), entered into the Third Amendment to Agreement and Plan of Merger, dated as of October 15, 2012, as amended on November 29, 2012, and April 12, 2013 (the “Amendment” and, such agreement as so amended, the “Merger Agreement”) by and among SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”); Starburst I, Inc., a Delaware corporation and a direct wholly owned subsidiary of SoftBank (“HoldCo”); Starburst II, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“New Sprint” or “Parent”); Starburst III, Inc., a Kansas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”); and the Company. Pursuant to the Merger Agreement, at the effective time of the merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “SoftBank Merger”). Upon consummation of the SoftBank Merger, Parent will be renamed “Sprint Corporation.”

The Amendment increases by $4.5 billion the aggregate cash consideration payable in the SoftBank Merger to the Company’s stockholders from $12.14 billion to $16.64 billion. Of this amount, $1.5 billion is being funded by new cash contributed by SoftBank, and $3.0 billion is being funded by reducing from $4.9 billion to $1.9 billion the portion of SoftBank’s aggregate cash contribution that will remain in New Sprint’s cash balances immediately following the Effective Time. As a consequence, the total cash contributed by SoftBank to New Sprint at the completion of the SoftBank Merger will be increased from $17.04 billion to $18.54 billion.

The Company’s stockholders will have the option to elect cash in the amount of $7.65 (a $0.35 increase from the $7.30 option under the Merger Agreement prior to the Amendment) or one share of New Sprint common stock, for each share of the Company’s common stock owned by them (subject to proration).

In connection with the Amendment, the Company and SoftBank agreed to amend certain other provisions in the Merger Agreement to, among other things:

•

provide that immediately following the Effective Time, SoftBank (through its ownership of HoldCo) will own approximately 78% of the fully diluted equity of New Sprint (increased from approximately 70%), and the former stockholders and other equityholders of the Company will own approximately 22% of the fully diluted equity of New Sprint (decreased from approximately 30%);

•	provide that the Company’s special stockholders’ meeting scheduled for June 12, 2013 will be convened and then immediately adjourned to June 25, 2013;

•

terminate certain waiver letters previously granted by Parent to the Company permitting discussions between the Company and DISH Network Corporation (“DISH”) in connection with DISH’s previously announced unsolicited proposal to acquire the Company (the “DISH Proposal”);

•

increase the amount of the termination fee that the Company is required to pay Parent under specified circumstances (including in connection with a “Superior Offer,” as defined in the Merger Agreement) from $600 million to $800 million;

•

increase the maximum amount the Company may be required to reimburse Parent for its fees and expenses incurred in connection with the Merger Agreement in certain circumstances from $75 million to $200 million;

•	make various other changes, including to amend the definition of “Superior Offer,” and amend the conditions under which the Company may terminate the Merger Agreement; and

•	require the Company to adopt a stockholder rights plan no later than June 17, 2013.

Other than as expressly modified pursuant to the Amendment, the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by the Company on October 15, 2012, remains in full force and effect as originally executed on October 15, 2012, as amended. The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Bond Purchase Agreement Amendment

On June 10, 2013, the Company entered into the First Amendment to Bond Purchase Agreement, dated as of October 15, 2012 (the “Bond Purchase Agreement Amendment,” and, such agreement as so amended, the “Bond Purchase Agreement”), by and between Parent and the Company. The Bond Purchase Agreement Amendment provides that the standstill provisions included in the Bond Purchase Agreement applicable to SoftBank (and Parent) terminate at any time the Merger Agreement is terminated (except if the Merger Agreement is terminated by the Company as a result of certain breaches of representations, warranties, covenants or agreements by SoftBank) and provides Parent in lieu of converting the bond previously issued pursuant to the terms of the Bond Purchase Agreement (the “Bond”), the right to cause the Company (or any successor to the Company) to purchase the Bond, upon certain qualifying termination events, at a price that consists of the principal and accrued interest of the Bond, as well as the net value of the Company’s common stock determined based on the difference of $5.25 from the volume-weighted average price of the common stock over a period of 30-day trading days period ending on the qualifying termination date. In addition, the Bond Purchase Agreement Amendment provides that various provisions in the Bond Purchase Agreement will apply to the Company’s counterparty in the event of certain transactions constituting a change of control of the Company.

Other than as expressly modified pursuant to the Bond Purchase Agreement Amendment, the Bond Purchase Agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC by the Company on October 15, 2012, remains in full force and effect as originally executed on October 15, 2012. The foregoing description of the Bond Purchase Agreement Amendment is not complete and is qualified in its entirety by reference to the Bond Purchase Agreement Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events.

In connection with the Merger Agreement Amendment, the Company has terminated discussions and negotiations with, and has ceased providing due diligence information to, DISH and its representatives with respect to the DISH Proposal. The Company agreed to comply with the provisions of the Merger Agreement with respect to any revised proposal, inquiry or offer that may be received from DISH following the execution of the Merger Agreement Amendment.

On June 10, 2013, the Company issued a press release announcing that it had entered into the Amendment and the Bond Purchase Agreement Amendment and disclosing the termination of discussions with DISH. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Third Amendment to Agreement and Plan of Merger, dated as of June 10, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.*

10.1	First Amendment to Bond Purchase Agreement, dated as of June 10, 2013, by and between Sprint Nextel Corporation and Starburst II, Inc.*

99.1	Press Release, dated June 10, 2013.

*	This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transactions between Sprint Nextel Corporation (“Sprint”) and SoftBank Corp. (“SoftBank”) and its group companies, including Starburst II, Inc. (“Starburst II”), and the proposed acquisition by Sprint of Clearwire Corporation (“Clearwire”). All statements, other than historical facts, including, but not limited to: statements regarding the expected timing of the closing of the transactions; the ability of the parties to complete the transactions considering the various closing conditions; the expected benefits of the transactions such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of SoftBank or Sprint; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transactions may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transactions or that the required approval by Sprint’s stockholders for the SoftBank transaction or Clearwire’s stockholders for the Clearwire transaction may not be obtained; (2) there may be a material adverse change of Sprint or the business of Sprint may suffer as a result of uncertainty surrounding the transactions; (3) the transactions may involve unexpected costs, liabilities or delays; (4) the legal proceedings that may have been initiated, as well as any additional legal proceedings that may be initiated, related to the transactions; and (5) other risk factors as detailed from time to time in Sprint’s, Starburst II’s and Clearwire’s reports filed with the SEC, including Sprint’s and Clearwire’s Annual Reports on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other factors that are set forth in the proxy statement/prospectus contained in Starburst II’s Registration Statement on Form S-4, which was declared effective by the SEC on May 1, 2013, and in other materials that will be filed by Sprint, Starburst II and Clearwire in connection with the transactions. There can be no assurance that the transactions will be completed, or if completed, that such transactions will close within the anticipated time period or that the expected benefits of the transactions will be realized.

All forward-looking statements contained in this document and the documents referenced herein are made only as of the date of the document in which they are contained, and none of Sprint, SoftBank or Starburst II undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINT NEXTEL CORPORATION

Date: June 11, 2013	By:	/s/ Charles Wunsch
	Name:	Charles Wunsch
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description

2.1	Third Amendment to Agreement and Plan of Merger, dated as of June 10, 2013, by and among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc. and Starburst III, Inc.*

10.1	First Amendment to Bond Purchase Agreement, dated as of June 10, 2013, by and between Sprint Nextel Corporation and Starburst II, Inc.*

99.1	Press Release, dated June 10, 2013.

*	This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request by the Commission.